Exhibit 10.65

July 11, 2011

Tom Mazich

[Address]

[City, State, Zip Code]

Dear Tom,

I am pleased to offer you the position of Executive Vice President and General Manager, GovCon of Deltek, Inc. (the “Company”). I am very excited about the Company’s future and equally excited at the prospect of your joining our team. The following are the terms and conditions of your offer.

Start Date: Your start date with the Company will be August 1, 2011.

Reporting Responsibilities: As Executive Vice President and General Manager, GovCon you will report to me, although, as with all of the Company’s officers, you may also be called on from time to time to give reports to the board of directors of the Company (the “Board”) directly.

Base Salary and Annual Bonus: Your annual base salary will be $325,000 payable in accordance with the Company’s standard payroll policy, and will be reviewed periodically. You will have an annual bonus target of $175,000. Bonuses will be paid quarterly, based on a combination of your satisfaction of actual performance against agreed targets and the Company’s actual performance against targets, and your actual bonuses may be more than or less than your bonus target. All payments to you by the Company will be subject to any required withholding of taxes.

In addition, your quarterly bonus for the first two quarters after your start date will be paid at a minimum of 100% of your quarterly bonus target.

Other Benefits: You will be provided with the Company’s standard benefits package, which currently includes medical coverage, 401(k) plan participation and three weeks of paid vacation. You will be reimbursed pursuant to the Company’s expense reimbursement policy for the covered business expenses that you incur in connection with your service to the Company.

Insurance & Indemnification: From and after your start date and for so long as the Company maintains any directors and officers liability insurance policy, you will be provided in respect of your service to the Company with the same coverage under such policy as is provided to other directors or officers of the Company in respect of their service to the Company. In addition, from and after your start date, the Company will indemnify you to the maximum extent permitted under applicable law and/or the Company’s charter or by-laws to the extent that such indemnification is provided to other directors or officers of the Company. Such coverage and indemnification will be provided, to the extent that you are entitled thereto, without regard to your termination of employment.

Restricted Stock: Effective on the first day of the month following your start date and upon approval of the Board, the Company will award to you 60,000 shares of restricted common stock, par value

$0.001 per share, of the Company (and including any securities into which such shares are changed or for which such shares are exchanged) (the “Common Stock”). These shares will vest in 25% increments annually over four years from your start date, will be granted pursuant to the Company’s Amended and Restated 2007 Stock Incentive and Award Plan and will be evidenced by a Restricted Stock Agreement in a form customarily used by the Company for its executive officers, a copy of which has been provided to you.

At-Will Employment; Severance: You will have no set term of employment, and your employment will be at will.

If your employment is terminated before a Change in Control either by the Company without Cause or by you for Good Reason, then the Company shall continue to pay you your then current base salary as of the date of termination for six months thereafter. In addition, upon any termination that entitles you to the foregoing severance benefits, the Company will also continue your coverage under the Company’s medical benefit plan for twelve months at the active-employee premium rate.

If your employment is terminated on the date of or within 18 months following a Change in Control either by the Company or its successors without Cause or by you for Good Reason, then the Company shall: (1) continue to pay you your then current base salary as of the termination date for 18 months thereafter, (2) pay you 150% of your then current target annual bonus (based on your target annual bonus in effect in the period in which you are terminated), and (3) continue your medical coverage under the Company’s medical benefit plan for 18 months at the active-employee premium rate. You will be entitled to these payments, less any payments provided for in the paragraph above, if your employment is terminated by the Company without Cause or by you for Good Reason within sixty (60) days prior to a Change in Control if a Change in Control transaction by a third party was under consideration during that sixty-day time period and a Change in Control occurs.

The continuation of base salary will be paid in substantially equal installments over the 18-month severance period in accordance with the Company’s standard payroll practices with respect to active employees, but not less frequently than monthly. The payment of your bonus will be made in a lump sum at such time as bonuses are generally paid to employees during the period in which you are terminated. Notwithstanding the preceding two sentences, if Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), would cause the imposition of an excise tax on the salary continuation severance payment or bonus award severance payment if paid as described above, then payment of the salary continuation severance payment and bonus award severance payment shall be ordered so as to avoid the imposition of the excise tax, as follows: (i) as much of the bonus award severance payment as may be paid without the imposition of the excise tax shall be paid as described above, and any remaining portion of the bonus award severance payment shall be paid upon the day following the six-month anniversary of the termination date; and (ii) if any installments of the salary continuation payment may be paid (in whole or in part) as described above without the imposition of the excise tax, then such installments shall be paid as described above, and the remaining installments shall commence upon the day following the six-month anniversary of the termination date, and the first installment paid upon the day following the six-month anniversary of the termination date shall include all portions of the salary continuation severance payment that would have been paid but for the application of Section 409A to the salary continuation severance payment. The Company’s obligations to make any payments and (if applicable) continue the medical coverage as set forth above is conditioned upon: (x) your execution and delivery of, and your continued compliance with the obligations under, the Confidential Information, Intellectual Property and Non-Competition Agreement, the form of which is attached as Annex B, and (y) your execution, delivery and non-revocation of a valid and enforceable general release of claims substantially in the form attached as Annex C.

For purposes of this letter, “Change in Control,” “Cause” and “Good Reason” will have the meanings set forth on Annex A.

Effect of Section 280G: Notwithstanding any provision in this letter or any other plan, program or arrangement of the Company to the contrary, payments to be made to you in the event of a change in ownership or effective control of the Company or a substantial portion of its assets (within the meaning of Section 280G(b)(2) of the Code and the regulations promulgated thereunder) shall be reduced, but only if and to the extent that a reduction in the payments to you would result in your retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the excise tax payable under Section 4999 of the Code) than if you received the entire amount of such payments without reduction. If the payments are to be reduced as described above, then, unless you give prior written notice to the Company specifying a different order by which to effectuate the foregoing, the Company shall reduce or eliminate such payments (i) by first reducing or eliminating the portion of such payments which is not payable in cash (other than that portion of such payments subject to clause (z) hereof), (y) then by reducing or eliminating cash payments (other than that portion of such payments subject to clause (z) hereof) and (z) then by reducing or eliminating the portion of such payments (whether payable in cash or not payable in cash) to which Treasury Regulation Section 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of the Change in Control. Any notice given by you pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing your rights and entitlements to any benefits or compensation.”

Background Investigations: As a condition of your employment, you must successfully complete a pre-employment background investigation and reference check. The successful results of the background investigation and reference check must be obtained prior to the commencement of your employment. The Company reserves the right to conduct background investigations following the commencement of your employment.

Employee Covenants: As a condition of your employment, not later than your start date, you will execute and deliver the Company’s form of Confidential Information, Intellectual Property, and Non-Competition Agreement, which is attached hereto as Annex B.

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If the foregoing terms and conditions are consistent with your understanding, please sign this letter below and return a copy to me. Tom, I am confident that you will be a valuable addition to our team, and I look forward to working with you.

Very truly yours,

Deltek, Inc.

Kevin Parker
President and Chief Executive Officer
ACCEPTED AND AGREED:

/s/ Tom Mazich	7/15/11
Tom Mazich	Date

Annex A

Definitions

“Cause” shall mean (A) a conviction of you for the commission of a felony, (B) a commission by you of one or more acts involving fraud or gross misconduct that cause material damage to the Company, (C) a material violation by you of the Confidential and Proprietary Information, Assignment of Inventions and Noncompetition Agreement or (D) your breach of any material terms of this letter and such breach is not cured within 30 days after written notice by the Company to you identifying such breach. Prior to terminating your employment for Cause pursuant to clause (D), you shall be given (1) a written notice of such determination setting forth the nature of such alleged Cause item and specifically stating the corrective action required, (2) a reasonable opportunity to meet with the Board (with the assistance of your counsel if you so elect) to discuss such item and required corrective action and (3) a reasonable opportunity to take the required action and cure such item.

A “Change in Control” will have occurred if (A) any third party not affiliated with New Mountain Partners II, L.P., New Mountain Affiliated Investors II, L.P. or Allegheny New Mountain Partners, L.P. or any of their affiliates (collectively, “New Mountain”), but excluding the deLaski Shareholders (as defined in the Shareholders’ Agreement, dated as of April 22, 2005, to which (among others) the Company and New Mountain are parties), owns, directly or indirectly, more voting capital stock of the Company than New Mountain owns or (B) a third party not so affiliated has or obtains the right to elect a majority of the Board.

“Good Reason” shall mean (A) (x) a material reduction, without your written consent, of the nature and scope of the authorities, powers, functions or duties assigned to you or (y) any reduction, without your prior written consent, of your compensation (including, without limitation, your annual base salary or target annual bonus opportunity), (B) the Company’s requiring you, without your prior written consent, to change the office location at which you are based which results in your having a commute to such location from your residence in excess of 75 miles or in excess of 120% (in miles) of your commute immediately prior to the date of such change of location, whichever is greater, or (C) the Company’s breach of any material terms of your employment or this letter, and, in the case of clause (A) or (C), such reduction or breach is not cured within 30 days after written notice by you to the Company identifying such reduction or breach. In order to constitute termination for Good Reason, you must terminate your employment within 60 days after the basis for such termination becomes known to you (or, in the case of clause (A) or (C), within 30 days after the Company has failed to cure such reduction or breach).